UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 24, 2010

DYNEX CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-9819	52-1549373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4991 Lake Brook Drive, Suite 100 Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(804) 217-5800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 24, 2010, Dynex Capital, Inc., a Virginia corporation (the “Company”), entered into an equity distribution agreement (the “Sales Agreement”) with JMP Securities LLC (“JMP”) pursuant to which the Company may offer and sell up to 5 million shares of common stock of the Company from time to time through JMP, as the Company’s agent under the Sales Agreement. Sales of shares of common stock, if any, under the Sales Agreement may be made in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the New York Stock Exchange, the existing trading market of the Company’s common stock, sales made to or through a market maker other than on an exchange, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or any other method permitted by law.

JMP is entitled to compensation of up to two percent (2.0%) of the gross sales price per share for any shares of common stock sold under the Sales Agreement. The Sales Agreement contains various representations, warranties and agreements by the Company and JMP, conditions to closing, indemnification rights and obligations of the parties and termination provisions.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.14 to this Current Report on Form 8-K and is incorporated herein by reference. In connection with the filing of the Sales Agreement, the Company is filing as Exhibit 8.1 to this Current Report on Form 8-K an opinion of Troutman Sanders LLP with respect to certain tax matters.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

8.1	Opinion of Troutman Sanders LLP with respect to certain tax matters.

10.14	Equity Distribution Agreement between Dynex Capital, Inc. and JMP Securities LLC, dated June 24, 2010.

23.1	Consent of Troutman Sanders LLP (included in Exhibit 8.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date: June 24, 2010	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Executive Vice President, Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

8.1	Opinion of Troutman Sanders LLP with respect to certain tax matters.

10.14	Equity Distribution Agreement between Dynex Capital, Inc. and JMP Securities LLC, dated June 24, 2010.

23.1	Consent of Troutman Sanders LLP (included in Exhibit 8.1).